INDEPENDENT AUDITORS' CONSENT


We consent to the use in the Post-Effective Amendment No. 4 to Registration Statement No. 333-85511 filed on Form N-4 of Valley Forge Life Insurance Company Variable Annuity Separate Account of our report on the financial statements and related financial statement schedules of Valley Forge Life Insurance Company, dated March 27, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph as to an accounting change), and our report on the financial statements of Valley Forge Life Insurance Company Variable Annuity Separate Account, dated April 16, 2001, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Valley Forge Life Insurance Company Variable Annuity Separate Account), which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.



Deloitte & Touche LLP

Chicago, Illinois
April 23, 2001